UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015 (March 16, 2015)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)		77043 (Zip Code)
281-618-0400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Explanatory Note - On March 16, 2015, Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”), filed a Current Report on Form 8-K disclosing, among other things, that Scotty Sparks was elected by Helix’s Board of Directors to the office of Executive Vice President - Operations of Helix, to be effective as of May 11, 2015.
This Amendment No. 1 to the Form 8-K is being filed to disclose the information called for in Item 502(c)(3) of Form 8-K and the related exhibits under Item 9.01(d) to this Current Report on Form 8-K.
(c) Effective May 11, 2015, Helix entered into an Employment Agreement with Scotty Sparks, Helix’s Executive Vice President - Operations. The form of the Employment Agreement was approved by the Compensation Committee of Helix’s Board of Directors (the “Committee”). The following is a brief summary of the material terms of the Employment Agreement.
The Employment Agreement has a two-year term and will automatically renew for successive two-year terms unless Helix or Mr. Sparks elects to terminate the agreement by giving 90 days advance notice prior to the end of the current term. Mr. Sparks will receive a base salary of $350,000 per annum, which has been approved by the Committee.
In addition, Mr. Sparks is entitled to receive such annual incentive (bonus) compensation as the Board of Directors or the Committee shall determine, to participate in the Long Term Incentive Plan of Helix (as such term is defined in the Employment Agreement), to participate in various employee benefit plans including Helix’s 401(k) plan and to be reimbursed for out-of-pocket expenses. For 2015, Mr. Sparks’s target bonus is $350,000 and his maximum bonus is $465,000.
In the event Mr. Sparks’s employment is terminated without “Cause” or he terminates his employment for “Good Reason” not in connection with a “Change in Control” (as such terms are defined in the Employment Agreement), Helix shall pay Mr. Sparks an amount equal to one times his base annual salary, any unpaid amount with respect to his previous year’s bonus, and his target bonus opportunity for the year of termination (to be paid at the time such bonuses are paid to the other participants). In addition, in the event of such a termination, there shall be an automatic acceleration of the vesting of any equity-based awards granted to Mr. Sparks that were scheduled to vest by their terms within 12 months of the date of termination.
In the event of a “Change in Control” and within two years of such event Mr. Sparks’s employment is terminated by Helix without “Cause” or he terminates his employment for “Good Reason,” Helix shall pay Mr. Sparks an amount equal to two times his base annual salary and target bonus opportunity, an amount equal to any unpaid bonus from the previous year, and all equity-based awards shall vest. In addition, Helix shall pay Mr. Sparks an amount equal to the cost of continuation of group health coverage under COBRA for 18 months.
The Employment Agreement contains a non-compete provision during the term of Mr. Sparks’s employment and for a period of one year thereafter. Mr. Sparks would also be prohibited from soliciting customers or clients of Helix with whom he dealt during his employment and from soliciting employees of Helix for the one-year period.

On January 1, 2012, Helix and Mr. Sparks entered into a Deferred Compensation Agreement. The agreement provides for an annual amount to be credited to an account (initially $100,000 per year, escalating 20% every five years) to be paid out once Mr. Sparks retires from Helix. In order to be entitled to the amount accrued in his account (the “Benefit Amount” as defined in the Deferred Compensation Agreement), Mr. Sparks must have continuously been an employee of Helix at the time of his retirement after age 65 or at the time of “Early Retirement” (as defined in the Deferred Compensation Agreement). However, in the event a “Change in Control” (as defined in the Deferred Compensation Agreement) occurs and Mr. Sparks is involuntarily terminated without cause within 180 days thereafter, then Mr. Sparks is entitled to his “Benefit Amount” 30 days after his separation.
Pursuant to the terms of the Deferred Compensation Agreement and the Employment Agreement, no amounts will be credited to Mr. Sparks’s account while Mr. Sparks is an executive officer, and the “Benefit Amount” was frozen at the time he became an executive officer of Helix and will no longer increase.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Number	Description

10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Scotty Sparks dated May 11, 2015.

10.2	Deferred Compensation Agreement by and between Helix Energy Solutions Group, Inc. and Scotty Sparks dated January 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 11, 2015

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Alisa B. Johnson
Alisa B. Johnson
Executive Vice President and General Counsel

Index to Exhibits

Number	Description

10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Scotty Sparks dated May 11, 2015.

10.2	Deferred Compensation Agreement by and between Helix Energy Solutions Group, Inc. and Scotty Sparks dated January 1, 2012.